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                                                                   Exhibit 10.18

                              AMENDED AND RESTATED
                              AIRNET BONUS PROGRAM
                       DATED AND EFFECTIVE AUGUST 12, 2002


The Amended and Restated AirNet Bonus Program (the "BONUS PROGRAM") shall consist of an Acquisition Bonus Program for Employees and a Management Bonus Program, each described below.

I.       ACQUISITION BONUS PROGRAM FOR EMPLOYEES.

                                                                       Employee Share
                                                                       of Net Proceeds
                                                                       Available for Distribution
                  Acquisition Price                                    to the Series B Holders
                  -----------------                                    --------------------------

                  Below $10 million                                             0%
                  $10 to less than $20 million                                  6%
                  $20 to less than $30 million                                  8%
                  $30 to less than $40 million                                  10%
                  $40 to less than $60 million                                  12%

         The employee share under this Acquisition Bonus Program ("ABP") shall be calculated as a percentage of the net aggregate proceeds available for distribution to the holders of the Series B Convertible Preferred Stock (the "SERIES B HOLDERS") of AirNet Communications Corporation (the "COMPANY") as the liquidation preference amount upon a Sale of the Company (defined below) as shown above and in no event shall the amount allocated to the ABP exceed $7,200,000. By way of illustration, if the Acquisition Price is $31,000,000 and the Net Proceeds available for distribution to the Series B Holders is $29,000,000, then $2,900,000 would be allocated to the ABP.

         The obligation of the Series B Holders to fund the ABP is contained in the Agreement to Allocate Proceeds dated as of October 31, 2001 by and among the Company and the Series B Holders. If the Series B Holders receive consideration other than cash in connection with the Sale of the Company (as defined below) then the ABP may be funded in-kind in the same proportion the Series B Holders receive in-kind consideration in connection with the Sale of the Company. Whether in cash or in-kind the Company shall withhold payroll taxes at the time of the distribution of the Net Proceeds available for distribution in the minimum amount required by law (unless an Eligible Employee requests additional withholding) in compliance with all applicable Internal Revenue Service ("IRS") and other regulations. If the distribution is other than in cash then the Company shall withhold stock or property equal to the withholding amount at the transaction value in compliance with IRS regulations or other regulations. The Company shall remit payment to the IRS and applicable taxing authorities in accordance with applicable IRS and other regulations.
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II.      MANAGEMENT AND EMPLOYEE BONUS PROGRAM.

         In addition to the amounts credited to the ABP, if the Net Proceeds reach the thresholds listed below, then up to ten and one half percent (10.5%) of the Net Proceeds to Common Stockholders will be allocated by the Company to the Management and Employee Bonus Program ("MBP").

                   Acquisition Price                          Maximum Percentage of Net Proceeds to Common
                  ------------------                          ---------------------------------------------
                                                              Stockholders Credited to MBP
                                                              ----------------------------
                  Below $10 million                                    0%
                  $10 to less than $20 million                         6%
                  $20 to less than $30 million                         8%
                  Over $30 million                                     10.5%

If the Common Stockholders receive consideration other than cash in connection with the Sale of the Company (as defined below) then the MBP may be funded in-kind in the same proportion the Common Stockholders receive in-kind consideration in connection with the Sale of the Company. By way of illustration, if the Acquisition Price is $31,000,000 and the Net Proceeds to Common Stockholders is $29,000,000, then $3,045,000 would be allocated to the MBP.

Whether in cash or in-kind the Company shall withhold payroll taxes at the time of the distribution of the Net Proceeds available for distribution in the minimum amount required by law (unless an Eligible Employee requests additional withholding) in compliance with all applicable IRS and other regulations. If the distribution is other than in cash then the Company shall withhold stock or property equal to the withholding amount at the transaction value in compliance with IRS regulations or other regulations. The Company shall remit payment to the IRS and applicable taxing authorities in accordance with applicable IRS and other regulations.

"NET PROCEEDS TO COMMON STOCKHOLDERS" shall mean the Net Proceeds less the liquidation preference actually paid to the Company's Series B Holders and less the amount allocated to the ABP. "NET PROCEEDS" shall mean the net sales proceeds available for distribution to the Company's stockholders in connection with the Sale of the Company, after deducting transaction expenses relating directly to the Sale of the Company including attorneys fees, accounting fees, and underwriting or brokerage commissions. "SALE OF THE COMPANY" shall mean (i) a sale or exchange of all or substantially all of the assets (including a sale, disposition, or exchange in a liquidation) or (ii) a sale or exchange of all or substantially all of the outstanding capital stock of the Company resulting in a Change of Control of the Company, or (iii) a merger, consolidation or other business combination (excluding any issuance of previously un-issued voting securities from the Company in connection with an investment in the Company by a Series B Holder or any third party) resulting in a Change of Control of AirNet Communications Corporation, as a result of which AirNet Communications Corporation is not the continuing or surviving corporation. "CHANGE OF CONTROL" means the acquisition by any individual, entity or group of 50% or more of the outstanding voting securities of the Company or 50% or more of the

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combined voting power of then outstanding voting securities of the Company entitled to vote generally in the election of directors. "ACQUISITION PRICE" means the aggregate sum of money and/or fair market value of property (valued as of the date of closing) to be paid by an acquiring party to the Company or to its stockholders in connection with a Sale of the Company. For purposes of the Bonus Program, if the acquiring party is then a current stockholder or an affiliate of a current stockholder ("CURRENT STOCKHOLDER ACQUIRING PARTY") which is (a) acquiring the assets of the Company in a transaction in which the Current Stockholder Acquiring Party receives no distribution of money or property with respect to its stock or a distribution which is less than the per-share amount received by other stockholders holding the same class or series of shares, (b) engaging in a merger, consolidation or other business combination with AirNet Communications Corporation in which AirNet Communications Corporation is not the continuing or surviving corporation and in which the Current Stockholder Acquiring Party receives no money or property in exchange for its shares or an amount of money or property which is less than the per-share amount received by other stockholders holding the same class or series of shares, or (c) acquiring shares of Company stock from stockholders but not from itself or the current stockholder affiliated with the Current Stockholder Acquiring Party, the amount of the Acquisition Price shall include the value of the shares of Company stock held by such Current Stockholder Acquiring Party based on the same value per share that will be paid or distributed to stockholders owning the same class or series of shares.

Should a Current Stockholder Acquiring Party be the purchaser in a Sale of the Company and that party does not receive, or waives its right to receive, all or any portion of the purchase price otherwise payable to stockholders, then and only in that event, the Net Sales Proceeds to Common Stockholders shall include the value of the shares of Company stock held by such Current Stockholder Acquiring Party based on the same value per share that will be paid or distributed to stockholders owning the same class or series of shares (the " Value Adjustment"). The payment of bonuses applicable to the Value Adjustment is an obligation of the Company and shall not reduce the amount of Net Sales Proceeds from the Sale of the Company otherwise payable to stockholders other than the Eligible Employees hereunder.
..


THE ABP AND THE MBP SHALL BE ADMINISTERED AS FOLLOWS:

         1. Only employees (the "ELIGIBLE EMPLOYEES") designated by the Company's Chief Executive Officer, with the review and approval of the Compensation Committee and the Company's Board of Directors (the "BOARD") shall be entitled to participate in the ABP and the MBP.

         2. Anything contained herein to the contrary notwithstanding, the total amount allocable to the Eligible Employees from both the ABP and MBP shall not exceed the greater of (i) ten and one half percent (10.5%) of the Net Proceeds or (ii) $7,200,000.

         3. In addition to Section 2, all amounts payable from the MBP to an Eligible Employee shall be reduced by an amount equal to the value of the difference between the exercise price of each Company common stock option ("IN-THE-MONEY OPTIONS") held by such

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Eligible Employee that is "in-the-money" and the price of an underlying share of the Company's common stock (the "PER-SHARE PRICE"). Such Per-Share Price shall be calculated by dividing the Net Proceeds to Common Stockholders by the number of shares of the Company's common stock deemed to be outstanding just prior to the Sale of the Company, including shares underlying all In-The-Money Options. Options exercised within the sixty (60) day period immediately preceding a Sale of the Company shall be included in the calculation described in this Section 3.

         4. The allocation of the Net Proceeds under the ABP and MBP among the Eligible Employees shall be at the discretion the Company's Chief Executive Officer, with the review and approval of the Compensation Committee and the Board of Directors. Any consideration received by an Eligible Employee pursuant to the Bonus Program shall be in addition to, and shall not reduce or replace, the amount of consideration such Eligible Employee may otherwise be entitled to as a stockholder of the Company.

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